EXHIBIT 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (the “Agreement”) is made as of June 14, 2017, (the “Effective Date”), by and between Hip Cuisine, Inc., a Florida corporation, (the “Company”) and MediDate Coffee, LLC, a California limited liability company (“MC”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

AGREEMENT

1. MC hereby grants the Company exclusive rights to all distribute MediDate Coffee in Panama, Colombia and Costa Rica. For the first 2 years, only MediDate Coffee will be in the up to 50 Company locations anticipated to be opened, and no minimum orders will apply. After the first 2 years, the minimum order will be 15000 kilos per year for all 3 countries combined (Panama, Colombia and Costa Rica). A 10% increase in the annual minimum order will apply each year from thereon and shall max out at 30000 kilos per year after 10 years. In addition, the Company shall have the exclusive right to use the trademarks/tradenames at all locations owned by the Company where MediDate Coffee is sold.

2. The Company shall pay MC 20% of net profits derived from all sales of MediDate Coffee sold in Company-owned outlets, including Rawkin Juice locations.

3. MC shall transfer 10% of the membership interest in MC to the Company, and the Company will transfer $10,000 of Hip Cuisine restricted common stock for the exclusive rights to all distribution for Panama, Colombia and Costa Rica.

4. MC shall be permitted to use the Rawkin Juice/ Hip Cuisine kitchen to produce bottles for the MC wholesale business. In exchange, the Company shall receive 20% of the net profit derived from all sales of MediDate Coffee.

5. The Company may not purchase “date seed coffee” from anyone other than MC, nor may it produce date seed coffee or any other product made from date seeds.

6. MC and the Company shall have the exclusive rights to use the MediDate Coffee brand name.

7. If 10 Rawkin Juice, Hip Cuisine or MediDate Coffee powered by Rawkin Juice or powered by Hip Cuisine (with or without the MediDate Coffee brand name) outlets are not opened by the Company within 4 years of the date of this Agreement, MC reserves the right to allow others to use the MediDate Coffee brand name on a non-exclusive basis.

8. The Company shall have a right of first refusal to acquire the outstanding membership interests of MC in the event MC receives an offer to purchase such membership interests from a third party.

9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

10. The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

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11. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

12. This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

13. Any amendment to this Agreement must be in writing and signed by an authorized person of each party.

IN WITNESS WHEREOF, the parties have duly executed under seal and delivered this Agreement, as of the day and year first above written.

COMPANY: HIP CUISINE, INC., a Florida corporation

By:	/s/ Natalia Lopera
Natalia Lopera, CEO

MC: MEDIDATE COFFEE, LLC, a California limited liability company

By:	/s/ Laith Alkhawaja
Laith Alkhawaja, Managing Member

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